UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2016

STR Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34529	27-1023344
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)	Identification No.)

10 Water Street
Enfield, Connecticut	06082
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 272-4235

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2016, Mr. Haiyang (Ocean) Yuan was appointed to the Board of Directors (the “Board”) of STR Holdings, Inc. (the “Company”).  Mr. Yuan was selected as a member of the Board pursuant to the terms of the Stock Purchase Agreement, dated as of August 11, 2014 (the “Purchase Agreement”), by and between the Company and Zhen Fa New Energy (U.S.) Co., Ltd. (the “Purchaser”), a Nevada corporation and an affiliate of Zhenfa Energy Group Co., Ltd., a Chinese limited liability company.  Pursuant to the Purchase Agreement, Mr. Yuan was nominated by the Purchaser to fill a vacancy on the Board.

Mr. Yuan, 53, has served as President and Chief Executive Officer of Grape Solar, Inc., a solar panel and kit distributor, since June 2009.  From November 2015 to February 2016, he also served as a member of the Board of Directors of JC Group Holdings Ltd, a public company in Hong Kong.  Mr. Yuan previously served as the Senior Vice President of Solarfun Power Holdings Co. Ltd from August 2007 to February 2009 and as the Vice President of Smith and Associates from June 2006 to June 2007.  Mr. Yuan received his bachelor’s degree in finance from Lundquist College of Business at the University of Oregon in 1993.

It is anticipated that Mr. Yuan’s extensive management experience in the solar industry will bring valuable perspectives to the Board.

Mr. Yuan is an independent director (in accordance with the rules of the New York Stock Exchange). Mr. Yuan does not have a family relationship with any other director or executive officer. There are no arrangements or understandings, other than the Purchase Agreement, pursuant to which Mr. Yuan was selected as a director. There have been no transactions nor are there any proposed transactions between the Company and Mr. Yuan, including transactions in which Mr. Yuan has or would have a direct or indirect material interest, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STR Holdings, Inc.

Date: July 15, 2016	By:	/s/ ROBERT S. YORGENSEN
Robert S. Yorgensen
President and Chief Executive Officer